As Approved by the Board
                                              of Directors on February 11, 1999


                                 AMENDMENT NO. 1
                                     TO THE
                        LEXMARK INTERNATIONAL GROUP, INC.
                         NONEMPLOYEE DIRECTOR STOCK PLAN
                 (Amended and Restated Effective April 30, 1998)


         This is Amendment No. 1 to the Lexmark International Group, Inc. Nonemployee Director Stock Plan (Amended and Restated Effective April 30, 1998) (the "Plan", capitalized terms used herein and not defined have the meaning ascribed to such terms in the Plan).

         WHEREAS, pursuant to Section 13 of the Plan, the Board of Directors of Lexmark International Group, Inc. (the "Board") is authorized to amend the Plan from time to time;

         WHEREAS, Section 5(a) of the Plan currently provides that the number of shares of Class A Common Stock subject to award under the Plan may not exceed 147,000 shares, plus the number of shares not issued by virtue of any cancelled, terminated or forfeited awards; and

         WHEREAS, the Board has determined it to be in the best interests of the Company to increase the number of shares available for award under the Plan.

         NOW, THEREFORE, the Plan is hereby amended, effective as of February 11, 1999, as follows:

         Section 5(a) of the Plan is amended in its entirety to read as follows:

         "(a) Shares Available. Subject to the provisions of Section 5(d), the number of shares of Common Stock subject to Awards under the Plan may not exceed 300,000, plus any shares that become available for grant pursuant to Section 5(b). The shares to be delivered under the Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued Common Stock, not reserved for any other purpose, or from Common Stock reacquired by the Company."

         In all other respects, the Plan is hereby ratified and confirmed.